SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐ PreliminaryProxy Statement	☐ Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ DefinitiveAdditional Materials

☐ SolicitingMaterial Pursuant to Rule 14a-11(c) or Rule 14a-12

THE CHINA FUND, INC.

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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(Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AN IMPORTANT NOTICE

THE CHINA FUND, INC.

Dear Stockholder:

The China Fund’s Annual Meeting of Stockholders is scheduled to be held on February 26, 2004. We recently mailed you a proxy statement and proxy card for your vote on a number of important proposals. We have determined that the Example to the fee table contained on page 11 of the proxy statement, which expresses the fees in terms of a hypothetical $1,000 investment in the Fund, contained an error. This error resulted in the Example reflecting expenses for a hypothetical $1,000 investment in the Fund that are significantly higher than you would actually incur as a Fund shareholder over 1-year, 3-year, 5-year and 10-year periods under the present and proposed amended fee arrangements. We have provided the fee table and a corrected Example below for your information. If you have not voted your shares, or if this corrected information would have caused you to change your vote on Proposal 2 (Approval or Rejection of Amended Investment Advisory and Management Agreement), we urge you to vote by simply executing your proxy card and enclose it in the postage-paid envelope found within this package.

If you have any questions, please call our proxy solicitor, The Altman Group, Inc., toll free at 1-800-249-7105.

Respectfully,

/s/ Mary Moran Zeven

MARY MORAN ZEVEN Secretary

The following text repeats the section entitled “Fee Table and Pro Forma for the Fund as of October 31, 2003” and replaces the “Example” on pages 10 and 11 of the Proxy Statement, dated January 12, 2004, of The China Fund, Inc.:

Fee Table and Pro Forma for the Fund as of October 31, 2003

The Board of Directors, including a majority of the “non-interested” Directors, approved the Amended Investment Advisory and Management Agreement on December 11, 2003. If the Amended Investment Advisory and Management Agreement is approved by the Fund’s stockholders, the Amended Investment Advisory and Management Agreement will effectively represent an increase to the fee payable to Martin Currie by the Fund, effective March 1, 2004, assuming the Fund’s asset levels remain the same or higher.

The table below provides information about the actual annual fees the Fund would have paid to Martin Currie Inc. based on the Fund’s assets invested in listed investments as of October 31, 2003 and, on a pro forma basis as of that date, assuming that the Amended Investment Advisory and Management Agreement had been in effect on such date:

Actual Advisory Fees	Pro Forma Advisory Fees	Difference

$1,535,917	$1,640,005	6.78%

The next table shows the actual operating expenses incurred by the Fund during the fiscal year ended on October 31, 2003 and the expenses that would have been incurred if the amended fee arrangements had been in place during such year, in each case expressed as a percentage of the Fund’s average weekly net assets.

	Actual	Pro Forma1[1]
	%	%
Stockholder Transaction Expenses:
Sales Load (as a percentage of offering price)	None	None
Dividend Reinvestment and Cash Purchase Plan Fees	None	None
Annual Expenses (as a percentage of net assets):
Management and Advisory Fees
Fees paid by the Fund to the manager of the Fund’s direct investments	0.15%	0.15%
Fees paid by the Fund to the manager of the Fund’s listed assets	0.62%	0.68%
Total Management and Advisory Fees	0.77%	0.83%
Distribution and Stockholder Servicing Fees	None	None
Other Expenses	0.99%	0.99%

Total Fund Operating Expenses	1.76%	1.82%

1Reflects the effect of the proposed advisory fee increase only.

The purpose of this table is to assist you in understanding the costs that the Fund will bear if the Amended Investment Advisory and Management Agreement is approved by the stockholders.

Example

The following table illustrates the expenses on a $1,000 investment in the Fund under the existing and amended fee arrangements using the data shown above, and assuming a five percent annual return:

Cumulative Expenses Paid for the Period of	1 Year	3 Years	5 Years	10 Years
Present Fee Arrangement	$18	$56	$96	$209
Amended Fee Arrangement[1]	$19	$58	$99	$215

1Reflects the effect of the proposed advisory fee increase only.

2

The Example set forth above assumes the absence of a sales load, reinvestment of all dividends and distributions at net asset value and expense ratios of 1.76% and 1.82%, respectively. The tables above and the assumption in the Example of a five percent annual return are required by the Securities and Exchange Commission (the “Commission”) regulations applicable to all investment companies. The Example should not be considered a representation of past or future expenses or annual rates of return. Actual expenses or annual rates of return may be greater or less than those assumed for purposes of the Example.

In the event that stockholders of the Fund do not approve the Amended Investment Advisory and Management Agreement, the Existing Investment Advisory and Management Agreement with Martin Currie will continue in effect under the existing terms and conditions, including fees payable to Martin Currie thereunder.

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